                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported
_______________________________________________________________________________
1.   Name and Address of Reporting Person*
    GERARD                          GREGORY                  T.
 ------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
   250 PARK AVENUE S.  SUITE 200
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                                    (Street)
   WINTER PARK                          FL                  32789
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     INTERNATIONAL ASSETS HOLDING CORPORATION --  IAAC
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year
     DECEMBER, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

_______________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
                   SR. VICE PRESIDENT
_______________________________________________________________________________
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7.  Individual or Joint/Group Reporting
    (check applicable line)

    [X] Form Filed by One Reporting Person

    [_] Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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
International Assets
Holding Corp. Common           12/13/00       P4         1000    A        $3.969         16,000               D
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

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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FORM 5 (continued)


 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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
 International Assets Holding
 Corp. Options                        4.25              1/29/01                   J4*             10,000
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


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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity               ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 ----------------------------------------------------                        Owned                 (D) or             ship
 Date          Expira-                      Amount or                        at End                Indi-              (Instr. 4)
 Exer-         tion                         Number of                        of Year               rect (1)
 cisable       Date                         Shares                           (Instr. 4)            (Instr. 4)

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
1/29/02**     1/29/11          Common         10,000         4.25             31,800                   D
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

Explanation of Responses: *GRANT OF OPTIONS FROM ISSUER **3330 exercisable on 1/29/02; 3330 exercisable on 1/29/03; and 3340 exercisable on 1/29/04.


        /s/ GREGORY T. GERARD              01/08/02
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.